Thor Acquires RV Manufacturer K-Z, Inc.

ELKHART, Ind., April 17, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced that it has entered into an agreement to acquire the outstanding capital stock of recreational vehicle (RV) manufacturer K-Z, Inc. (K-Z) in a transaction closing effective May 1, 2014. The purchase price, which will be paid in cash, is approximately $53.4 million, subject to adjustment.

"We are pleased to welcome K-Z to the Thor family. With a strong focus on value, service and quality, K-Z brings an exceptional way of doing business that really stands apart in the RV industry," said Bob Martin, Thor President and Chief Executive Officer. "With an iconic and long-standing brand, K-Z has built a successful business over the past 40 years serving a diversified distribution network of more than 200 dealers that are strong business partners. At Thor, we recognize the success of K-Z and want to see that continue as we support the management team in the next phase of their growth."

Founded in 1972, Shipshewana, Indiana-based K-Z is known for its innovative, high-quality travel trailers, fifth wheels and toy haulers. With strong brands such as Sportsmen, Spree and Durango, K-Z produces a comprehensive selection of travel trailers, fifth wheels and toy haulers with retail price points as low as $10,000 for entry-level products. The company produces its RV's at a complex consisting of 396,000 square feet of office and production space spread among six primary facilities operated by a team of approximately 320 employees. K-Z generated sales of nearly $150 million for its fiscal year ended December 31, 2013, and Thor expects the acquisition to be accretive to earnings.

"Becoming a part of Thor allows us to continue to operate K-Z with the core values and relationships that have made us successful since our founding," said Daryl Zook, founder and Chief Executive Officer of K-Z. "We understand the importance of partnering with a local Company that has strong roots in the RV industry and in our communities of northern Indiana. We share a strong commitment to product quality and excellent customer and dealer relationships that make Thor an ideal partner for K-Z."

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com